Exhibit 99.1

CARNIVAL CORPORATION & PLC
REPORTS SECOND QUARTER 2023 EARNINGS AND SETS SIGHTS ON 2026 SEA CHANGE PROGRAM

MIAMI (June 26, 2023) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) reports second quarter 2023 earnings and sets sights on 2026 SEA Change Program.

•U.S. GAAP net loss of $407 million, or $(0.32) diluted EPS, and adjusted net loss of $395 million, or $(0.31) adjusted EPS, above the better end of the March guidance range of $425 to $525 million net loss for the second quarter of 2023 (see “Non-GAAP Financial Measures” below).
•Adjusted EBITDA for the second quarter of 2023 was $681 million, at the high end of the March guidance range of $600 million to $700 million (see “Non-GAAP Financial Measures” below).
•Record second quarter revenue of $4.9 billion.
•The company saw continued acceleration of demand, with total bookings made during the quarter reaching a new all-time high for all future sailings.
•Total customer deposits reached an all-time high of $7.2 billion (as of May 31, 2023), surpassing the previous record of $6.0 billion (as of May 31, 2019) by over $1 billion, a 26% increase compared to the prior quarter.
•Cash from operations and adjusted free cash flow were positive in the second quarter of 2023. The company expects continued growth in adjusted free cash flow to be the driver for paying down debt over time (see “Non-GAAP Financial Measures” below).
•Second quarter 2023 ended with $7.3 billion of liquidity following the prepayment of over $1 billion in near term variable rate debt.
•The company is introducing its SEA Change Program, a set of key performance targets designed to achieve important strategic goals over a three-year period ending in 2026.

Carnival Corporation & plc’s Chief Executive Officer Josh Weinstein commented, “We reached a meaningful inflection point for revenue this quarter, with net yields surpassing 2019’s strong levels, and we achieved positive operating income, cash from operations and adjusted free cash flow.”

Weinstein continued, “We are already executing on our strategy to grow revenue by taking up ticket prices, even while maintaining record onboard spending levels, building occupancy and growing capacity.”

Weinstein added, “Based on continued strength in pricing, we delivered outperformance in the second quarter and raised our expectation for revenue in the second half, which coupled with the interest expense benefit we are capturing from deleveraging will bring another $275 million dollars to the bottom line for the year.”

Weinstein noted, “With bookings and customer deposits hitting all-time highs, we are clearly gaining momentum on an upward trajectory. We are focused on the durable revenue growth and margin improvement that will deliver on our SEA Change Program and propel us on the path to delevering and investment grade leverage metrics.”

Second Quarter 2023 Results and Statistical Information

•Operating income for the second quarter of 2023 was $120 million, turning positive for the first time since the resumption of guest cruise operations and marking a significant milestone.
•Adjusted EBITDA for the second quarter of 2023 was $681 million, at the high end of the March guidance range of $600 million to $700 million.
•Record second quarter revenue of $4.9 billion.
•While gross margin yields were down compared to 2019, the company achieved a significant milestone of net yields in constant currency surpassing 2019 levels, above March guidance by 3.2% in constant currency (see “Non-GAAP Financial Measures” below).
•Cruise costs per available lower berth day (“ALBD”) increased 8.3% as compared to the second quarter of 2019.
•In constant currency, adjusted cruise costs excluding fuel per ALBD (see “Non-GAAP Financial Measures” below) increased 13.5% compared to the second quarter of 2019 and were above the high end of March guidance primarily due to the timing of expenses between the quarters. Costs were higher as compared to 2019 as a result of higher dry-dock related expenses, higher advertising investments to drive revenue for 2023 and beyond, incentive compensation increases reflecting expected improvements in the company’s current and long-term performance, as well as partially mitigating the impacts of a high inflation environment.
•Total customer deposits reached an all-time high of $7.2 billion (as of May 31, 2023), surpassing the previous record of $6.0 billion (as of May 31, 2019) by over $1 billion, driven by strong demand, bundled package offerings and pre-cruise sales, and a 26% increase compared to the prior quarter.

Bookings

The company saw continued acceleration of demand, with total bookings made during the quarter reaching a new all-time high for all future sailings. Booking volumes for the second quarter exceeded the first quarter’s booking volumes, which was the previous record high.

Weinstein noted, “Our momentous wave period, typically a first quarter event, started in record breaking fashion at the end of the fourth quarter, set a record in the first quarter, actually accelerated in the second quarter and has continued into the third quarter. Booking volumes have been tremendous and we are gaining momentum with favorable pricing trends, which reflects improved commercial execution and returns on our advertising investments. The booking lead times for our North America and Australia (“NAA”) segment are now further out than we have ever seen, while lead times for our Europe segment continue to lengthen and are now within 10 percent of 2019 levels, which is an improvement of 10 points from the last quarter. In fact, our European brands’ bookings taken this past quarter for second half 2023 sailings for European deployments achieved double digit percentage increases in both volume and price compared to 2019. Clearly the strength of our portfolio of world class brands is now shifting into high gear.”

The company’s cumulative advanced booked position for the remainder of 2023 is at higher ticket prices in constant currency, despite headwinds from the loss of St. Petersburg as a marquee destination due to the suspension of cruises to Russia (normalized for future cruise credits), as compared to strong 2019 pricing and a booked occupancy position that is near the high end of the historical range. (The company’s current booking trends are compared to booking trends for 2019 as it is the most recent full year of guest cruise operations.)

Aligned with the company’s yield management strategy, and while still early, the cumulative advanced booked position for full year 2024 is above the high end of the historical range at strong prices.

2023 Outlook

For the full year 2023, the company expects:
•Adjusted EBITDA of $4.10 billion to $4.25 billion, above March guidance’s range and with a midpoint increase of $175 million
◦Includes approximately $0.5 billion unfavorable impact from fuel price and currency compared to 2019
◦Continued sequential improvement in each quarter in adjusted EBITDA per ALBD as compared to 2019, driven by maintaining net per diems above 2019 levels while closing the gap in occupancy to 2019 levels (see “Non-GAAP Financial Measures” below)
•Occupancy of 100% or higher
•Net per diems of 5.5% to 6.5% (in constant currency) two and a half points higher than March guidance, based on the acceleration of its strong demand profile
•Adjusted cruise costs excluding fuel per ALBD (in constant currency) one and a half points higher than March guidance, due to a slower expected ramp down in inflationary pressures than previously estimated, incentive compensation increases reflecting expected improvements in the company’s current and long-term performance and continued increases in advertising investments

For the third quarter of 2023, the company expects:
•Adjusted EBITDA of $2.05 billion to $2.15 billion, a significant improvement compared to the second quarter of 2023 and adjusted net income of $0.95 billion to $1.05 billion
•Occupancy of 107% or higher

The company expects net yields compared to 2019 (in constant currency) to be positive for the second half of the year, despite the headwinds from the loss of St. Petersburg as a marquee destination due to the suspension of cruises to Russia.
See “Guidance” and “Reconciliation of Forecasted Data” for additional information on the company’s 2023 outlook.

SEA Change Program

Carnival Corporation & plc is introducing its SEA Change Program, a set of key performance targets designed to reflect the achievement of important strategic goals over a three-year period ending in 2026, including:

•Sustainability - More than 20% reduction in carbon intensity compared to 2019, improving upon the company’s industry leading fuel-efficiency and pulling forward its stated 2030 carbon intensity reduction goal by several years

•EBITDA - 50% increase in adjusted EBITDA per ALBD compared to 2023 June guidance, representing the highest level in almost two decades
•Adjusted ROIC - 12% adjusted Return on Invested Capital (“ROIC”), more than doubling adjusted ROIC from 2023 to 2026, and representing the highest level in almost two decades. Adjusted ROIC excludes goodwill and intangibles to compare against historical performance (see “Non-GAAP Financial Measures” below)

By the end of 2026, the company is expecting to approach investment grade leverage metrics.

The company’s targets are built on measured net capacity growth of less than 2.5% compounded annually from 2023. To achieve these three-year targets, the company will continue with its focus across the portfolio on a range of initiatives to drive net yield growth while maintaining its industry leading cost base and fuel efficiency to continue to improve margins and grow adjusted free cash flow, which the company believes will enable further debt reduction over time.

Weinstein noted, “These financial targets are anchored on optimizing capital allocation through measured capacity growth and will set our course back to strong profitability and investment grade leverage metrics. We are gaining momentum with continued strength in demand. We are excited about all the opportunities ahead and the potential to create outsized value for our shareholders as we work towards our 2026 targets.”

Financing and Capital Activity

Carnival Corporation & plc Chief Financial Officer David Bernstein noted, “We reached a meaningful turning point this quarter as we began deleveraging our balance sheet and are already $1.4 billion dollars off our peak debt. We believe with over $7 billion of liquidity, our improving EBITDA and our return to profitability in the second half of 2023, we are very well positioned to pay down debt maturities for the foreseeable future. We remain disciplined in making capital allocation decisions, and our lowest orderbook in decades provides a pathway for further deleveraging.”

Cash from operations and adjusted free cash flow were positive in the second quarter of 2023 and both are expected to be positive for the second half of the year. The company expects continued growth in adjusted free cash flow to be the driver for paying down debt over time.

The company has taken the following actions to address its debt portfolio since February 28, 2023:

•Opportunistically paid down over $1 billion of variable rate debt mostly with 2023 and 2024 maturities, that carried above average rates compared to the rest of its debt portfolio
•In June, paid down $300 million of 2024 maturities
•Aligned its interest coverage covenant at a ratio of not less than 2.0:1.0 for testing dates from May 31, 2024 until May 31, 2025, across substantially all its debt instruments with an interest coverage covenant

Following these actions, fixed rate debt now represents approximately 80% of the company’s debt portfolio, which provides protection from rising interest rates.

During the second quarter, the company repaid $1.8 billion of debt principal including the remaining $0.2 billion outstanding under its revolving credit facility. The company ended the second quarter of 2023 with $7.3 billion of liquidity, including cash and borrowings available under the revolving credit facility.

Simplifying Structure, Removing Senior Layers and Aligning Around Its Brands with Rejuvenated Leadership

The company continues its drive to return to strong profitability by optimizing its organizational and leadership structure to ensure continued momentum and to help expedite the achievement of its long-term goals. The company realigned around a simplified structure that removes layers between Corporate and its brands. The leadership of its six largest brands, representing over 90% of the company’s expected capacity at year-end, now report directly to Weinstein (up from one brand representing less than a third of the company’s capacity reporting directly to Weinstein), with three of the six brands continuing to support smaller-capacity brands for scale and efficiency. The enhanced structure enables its brands to operate with greater speed and responsiveness to market demands and opportunities. Additionally, building on the company’s leadership rejuvenation efforts, 7 of Weinstein’s 12 direct reports are new to the role (since the pause in guest cruise operations).

Environmental, Social and Governance (“ESG”)

Expanding shore power capabilities to improve fleet energy efficiency

In April 2023, AIDA Cruises reached a milestone when AIDAsol became the first cruise ship in its fleet to connect to shore power facilities in four out of the five ports during its voyage. Additionally, AIDAmar and AIDAsol were the first two cruise ships to be supplied simultaneously with renewable shore power in a German port. As of year end, based on the company’s itineraries, less than 5% of the ports it calls on offer shore power connections while 57% of the fleet is shore power enabled.

The company continues to work with local port authorities in many locations to support their shore power development efforts.

Advancing Sustainability Initiatives

In April 2023, the company released its 13th annual sustainability report, “Sustainable from Ship to Shore,” detailing industry-leading initiatives and momentum across environmental, social and governance focus areas. The report describes significant progress made by the company toward its aspirations of carbon neutral operations by 2050 and a circular economy model focused on waste reduction, recycling and management. Having peaked in absolute carbon emissions in 2011 despite 31% capacity growth since that time, the company is on track to achieve a 40% reduction in carbon intensity by 2030 vs 2008, and has pulled forward its stated 2030 carbon intensity reduction goal by several years, now targeting more than a 20% reduction in carbon intensity by the end of 2026 vs 2019. This is the result of its four-part decarbonization strategy: fleet optimization; energy efficiency; itinerary efficiency; and new technologies and alternative fuels. Collectively, these strategic initiatives are expected to drive a 15% reduction in fuel consumption per available lower berth day in 2023, along with a 15% reduction in emissions per ALBD, both relative to 2019. The company has continued to deliver on its commitment to advancing a circular economy, achieving a 30% decrease in food waste per person in 2022 and is making significant progress towards its interim goal to achieve 40% per person food waste reduction by 2025 relative to its 2019 baseline.

Additionally, the company completed its first inventory of Scope 3 "value-chain" emissions associated with purchased goods and services, fuel and energy distribution/delivery, and waste management, among others. Using the Greenhouse Gas (“GHG”) Protocol standard, in the future, the company will track these emissions annually vs a full-year 2019 operations baseline, which will support the company’s decarbonization efforts and provide transparency on its progress.

Other Recent Highlights

•Carnival Corporation was recognized on Forbes’ annual listing of Best Employers for Diversity for the fifth consecutive year.
•Carnival Cruise Line was voted Best Ocean Cruise Line in USA Today’s 10Best Readers’ Choice Awards, and named one of America’s Best Brands for Social Impact by Forbes and recognized for its overall trustworthiness and values, social stances, sustainability and community support.
•Carnival Venezia officially joined the Carnival Cruise Line fleet, becoming the first ship to feature “Fun Italian Style,” combining Italian themes with Carnival’s signature fun with Jay Leno as the brand’s very first godfather.
•Holland America Line celebrated its 150th anniversary and Costa Cruises celebrated its 75th anniversary.
•Costa Cruises signed an agreement to start using bio-liquefied natural gas (“LNG”) powered trucks to transport supplies needed by its cruise ships.
•Carnival Corporation continues to expand next generation internet across its fleet with the installation of SpaceX’s Starlink on both Seabourn expedition ships and Holland America’s Koningsdam, following its introduction on Carnival Cruise Line and AIDA ships.

Guidance

(See “Reconciliation of Forecasted Data”)

	3Q 2023		Full Year 2023
Change compared to 2019	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net per diems	2.0% to 3.0%	3.5% to 4.5%	4.0% to 5.0%	5.5% to 6.5%
Adjusted cruise costs excluding fuel per ALBD	12.5% to 13.5%	14.5% to 15.5%	8.0% to 9.0%	10.0% to 11.0%

	3Q 2023	Full Year 2023
ALBDs (in millions) (a)	23.8	91.3
Capacity growth vs 2019	4.6%	4.5%
Occupancy percentage (a)	107% or higher	100% or higher

Fuel consumption in metric tons (in millions)	0.7	2.9
Fuel cost per metric ton consumed	$620	$660
Fuel expense (in billions)	$0.5	$1.9

Depreciation and amortization (in billions)	$0.6	$2.4
Interest expense, net of capitalized interest and interest income (in billions)	$0.5	$1.95

Adjusted EBITDA (in millions)	$2,050 to $2,150	$4,100 to $4,250
Adjusted net income (loss) (in millions)	$950 to $1,050	$(250) to $(100)
Adjusted earnings per share	$0.70 to $0.77	$(0.20) to $(0.08)
Weighted-average shares outstanding - diluted	1,390	1,263

Currencies (USD to 1)
AUD	$0.68	$0.68
CAD	$0.76	$0.76
EUR	$1.09	$1.09
GBP	$1.28	$1.25

(a)    See “Notes to Statistical Information”

Sensitivities (impact to adjusted net income (loss) in millions)	3Q 2023	Remainder of 2023
1% change in net per diems	$51	$90
1% change in adjusted cruise costs excluding fuel per ALBD	$22	$45
1% change in currency exchange rates	$7	$11
10% change in fuel price	$46	$89
100 basis point change in variable rate debt (including derivatives)	—	$38

Capital Expenditures

The company’s annual capital expenditures, which include year-to-date actuals for 2023, are as follows:

(in billions)	2023	2024	2025	2026
Contracted newbuild	$1.8	$2.4	$0.9	$—
Non-newbuild	1.5	1.7	1.7	1.7
Total (a)	$3.3	$4.1	$2.6	$1.7

(a)Future capital expenditures will fluctuate with foreign currency movements relative to the U.S. Dollar. These figures do not include potential ship additions that the company may elect in the future.

Outstanding Debt Maturities

As of May 31, 2023, the company’s outstanding debt maturities are as follows:

(in billions)	2023	2024	2025	2026
First Lien	$0.0	$0.1	$2.6	$0.0
Second Lien	—	—	—	1.2
Export Credits	0.6	1.2	1.1	1.1
All other (a)	0.2	1.2	0.5	2.1
Total Principal payments on outstanding debt	$0.8	$2.4	$4.3	$4.5

(a) Subsequent to May 31, 2023, the company repaid $300 million of 2024 maturities.

Committed Ship Financings

(in billions)	2023	2024	2025
Future export credit facilities at May 31, 2023	$0.1	$2.2	$0.7

Refer to Financial Information within the Investor Relations section of the corporate website for further details on the company’s Debt Maturities, which will be available upon filing the Form 10-Q: https://www.carnivalcorp.com/financial-information/supplemental-schedules

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its earnings release. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the largest global cruise company, and among the largest leisure travel companies, with a portfolio of world-class cruise lines – AIDA Cruises, Carnival Cruise Line, Costa Cruises, Cunard, Holland America Line, P&O Cruises (Australia), P&O Cruises (UK), Princess Cruises, and Seabourn.
Additional information can be found on www.carnivalcorp.com, www.aida.de, www.carnival.com, www.costacruise.com, www.cunard.com, www.hollandamerica.com, www.pocruises.com.au, www.pocruises.com, www.princess.com and www.seabourn.com. For more information on Carnival Corporation’s industry-leading sustainability initiatives, visit www.carnivalsustainability.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Jody Venturoni	Beth Roberts
+1 469 797 6380	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, operations, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “aspiration,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

•Pricing	•Adjusted net income (loss)
•Booking levels	•Adjusted EBITDA
•Occupancy	•Adjusted earnings per share
•Interest, tax and fuel expenses	•Adjusted free cash flow
•Currency exchange rates	•Net per diems
•Goodwill, ship and trademark fair values	•Net yields
•Liquidity and credit ratings	•Adjusted cruise costs per ALBD
•Investment grade leverage metrics	•Adjusted cruise costs excluding fuel per ALBD
•Estimates of ship depreciable lives and residual values	•Adjusted return on invested capital
Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. Additionally, many of these risks and uncertainties are currently, and in the future may continue to be, amplified by our substantial debt balance as a result of the pause of our guest cruise operations. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:
•Events and conditions around the world, including war and other military actions, such as the invasion of Ukraine, inflation, higher fuel prices, higher interest rates and other general concerns impacting the ability or desire of people to travel have led, and may in the future lead, to a decline in demand for cruises, impacting our operating costs and profitability.
•Pandemics have in the past and may in the future have a significant negative impact on our financial condition and operations.
•Incidents concerning our ships, guests or the cruise industry have in the past and may, in the future, negatively impact the satisfaction of our guests and crew and lead to reputational damage.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-corruption, economic sanctions, trade protection, labor and employment, and tax have in the past and may, in the future, lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Factors associated with climate change, including evolving and increasing regulations, increasing global concern about climate change and the shift in climate conscious consumerism and stakeholder scrutiny, and increasing frequency and/or severity of adverse weather conditions could adversely affect our business.
•Inability to meet or achieve our sustainability related goals, aspirations, initiatives, and our public statements and disclosures regarding them, may expose us to risks that may adversely impact our business.
•Breaches in data security and lapses in data privacy as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology may adversely impact our business operations, the satisfaction of our guests and crew and may lead to reputational damage.
•The loss of key team members, our inability to recruit or retain qualified shoreside and shipboard team members and increased labor costs could have an adverse effect on our business and results of operations.
•Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.

•We rely on supply chain vendors who are integral to the operations of our businesses. These vendors and service providers may be unable to deliver on their commitments, which could negatively impact our business.
•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Overcapacity and competition in the cruise and land-based vacation industry may negatively impact our cruise sales, pricing and destination options.
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.
•Failure to successfully implement our business strategy following our resumption of guest cruise operations would negatively impact the occupancy levels and pricing of our cruises and could have a material adverse effect on our business. We require a significant amount of cash to service our debt and sustain our operations. Our ability to generate cash depends on many factors, including those beyond our control, and we may not be able to generate cash required to service our debt and sustain our operations.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Forward-looking and other statements in this document may also address our sustainability progress, plans and goals (including climate change and environmental-related matters). In addition, historical, current and forward-looking sustainability- and climate-related statements may be based on standards and tools for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions and predictions that are subject to change in the future and may not be generally shared.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended May 31,		Six Months Ended May 31,
	2023	2022	2023	2022
Revenues
Passenger ticket	$3,141	$1,285	$6,011	$2,158
Onboard and other	1,770	1,116	3,332	1,866
	4,911	2,401	9,343	4,024
Operating Expenses
Commissions, transportation and other	619	325	1,274	576
Onboard and other	549	314	1,033	523
Payroll and related	601	533	1,183	1,038
Fuel	489	545	1,024	910
Food	325	191	636	327
Ship and other impairments	—	—	—	8
Other operating	875	774	1,619	1,331
Cruise and tour operating expenses	3,457	2,683	6,768	4,713
Selling and administrative	736	619	1,448	1,149
Depreciation and amortization	597	572	1,179	1,126
	4,791	3,874	9,394	6,988
Operating Income (Loss)	120	(1,473)	(52)	(2,964)
Nonoperating Income (Expense)
Interest income	69	6	124	9
Interest expense, net of capitalized interest	(542)	(370)	(1,082)	(738)
Gain (losses) on debt extinguishment, net	(31)	—	(31)	—
Other income (expense), net	(17)	6	(47)	(26)
	(522)	(358)	(1,036)	(755)
Income (Loss) Before Income Taxes	(402)	(1,831)	(1,087)	(3,719)
Income Tax Benefit (Expense), Net	(5)	(3)	(13)	(6)
Net Income (Loss)	$(407)	$(1,834)	$(1,100)	$(3,726)

Earnings Per Share
Basic	$(0.32)	$(1.61)	$(0.87)	$(3.27)
Diluted	$(0.32)	$(1.61)	$(0.87)	$(3.27)
Weighted-Average Shares Outstanding - Basic	1,263	1,140	1,261	1,139
Weighted-Average Shares Outstanding - Diluted	1,263	1,140	1,261	1,139

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	May 31, 2023	November 30, 2022
ASSETS
Current Assets
Cash and cash equivalents	$4,468	$4,029
Restricted cash	18	1,988
Trade and other receivables, net	449	395
Inventories	438	428
Prepaid expenses and other	833	652
Total current assets	6,206	7,492
Property and Equipment, Net	39,584	38,687
Operating Lease Right-of-Use Assets, Net	1,310	1,274
Goodwill	579	579
Other Intangibles	1,163	1,156
Other Assets	3,030	2,515
	$51,873	$51,703
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Short-term borrowings	$—	$200
Current portion of long-term debt	1,789	2,393
Current portion of operating lease liabilities	161	146
Accounts payable	1,042	1,050
Accrued liabilities and other	1,951	1,942
Customer deposits	6,892	4,874
Total current liabilities	11,835	10,605
Long-Term Debt	31,921	31,953
Long-Term Operating Lease Liabilities	1,208	1,189
Other Long-Term Liabilities	1,044	891

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 1,250 shares at 2023 and 1,244 shares at 2022 issued	12	12
Ordinary shares of Carnival plc, $1.66 par value; 217 shares at 2023 and 2022 issued	361	361
Additional paid-in capital	16,684	16,872
Retained earnings (accumulated deficit)	(841)	269
Accumulated other comprehensive income (loss)	(1,903)	(1,982)
Treasury stock, 130 shares at 2023 and 2022 of Carnival Corporation and 73 shares at 2023 and 72 shares at 2022 of Carnival plc, at cost	(8,449)	(8,468)
Total shareholders’ equity	5,865	7,065
	$51,873	$51,703

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

OTHER BALANCE SHEET INFORMATION (in millions)	May 31, 2023	November 30, 2022
Liquidity (a)	$7,336	$8,635
Debt (current and long-term)	$33,710	$34,546
Customer deposits (current and long-term)	$7,161	$5,089

(a)     November 30, 2022 liquidity includes restricted cash from the 2028 Senior Priority Notes which became unrestricted in December.

	Three Months Ended May 31,		Six Months Ended May 31,
STATISTICAL INFORMATION	2023	2022	2023	2022
Passenger cruise days (“PCDs”) (in millions) (a)	21.8	11.4	42.0	18.7
ALBDs (in millions) (b)	22.3	16.7	44.3	30.0
Occupancy percentage (c)	98%	69%	95%	62%
Passengers carried (in millions)	3.0	1.7	5.7	2.7

Fuel consumption in metric tons (in millions)	0.7	0.6	1.5	1.2
Fuel consumption in metric tons per thousand ALBDs	32.5	37.9	33.0	40.0
Fuel cost per metric ton consumed	$677	$869	$704	$765

Currencies (USD to 1)
AUD	$0.67	$0.73	$0.68	$0.72
CAD	$0.74	$0.79	$0.74	$0.79
EUR	$1.08	$1.08	$1.08	$1.11
GBP	$1.23	$1.29	$1.23	$1.32

Notes to Statistical Information

(a)PCD represents the number of cruise passengers on a voyage multiplied by the number of revenue-producing ship operating days for that voyage.

(b)ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)Occupancy, in accordance with cruise industry practice, is calculated using a numerator of PCDs and a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

	Three Months Ended May 31,		Six Months Ended May 31,
(in millions)	2023	2022	2023	2022
Net income (loss)	$(407)	$(1,834)	$(1,100)	$(3,726)
(Gains) losses on ship sales and impairments	(45)	(5)	(54)	1
(Gains) losses on debt extinguishment, net	31	—	31	—
Restructuring expenses	15	1	15	1
Other	11	(29)	23	(29)
Adjusted net income (loss)	$(395)	$(1,867)	$(1,085)	$(3,752)
Interest expense, net of capitalized interest	542	370	1,082	738
Interest income	(69)	(6)	(124)	(9)
Income tax (expense), benefit	5	3	13	6
Depreciation and amortization	597	572	1,179	1,126
Adjusted EBITDA	$681	$(928)	$1,063	$(1,891)

	Three Months Ended May 31,		Six Months Ended May 31,
	2023	2022	2023	2022
Earnings per share	$(0.32)	$(1.61)	$(0.87)	$(3.27)
(Gains) losses on ship sales and impairments	(0.04)	—	(0.04)	—
(Gains) losses on debt extinguishment, net	0.02	—	0.02	—
Restructuring expenses	0.01	—	0.01	—
Other	0.01	(0.03)	0.02	(0.03)
Adjusted earnings per share	$(0.31)	$(1.64)	$(0.86)	$(3.30)

Weighted-average shares outstanding - diluted (in millions)	1,263	1,140	1,261	1,139

	Three Months Ended May 31,		Six Months Ended May 31,
(in millions)	2023	2022	2023	2022
Cash from (used in) operations	$1,136	$4	$1,525	$(1,209)
Capital expenditures (Purchases of Property and Equipment)	(697)	(491)	(1,772)	(3,221)
Proceeds from export credits	186	—	1,016	2,343
Adjusted free cash flow	$625	$(487)	$769	$(2,086)
(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Data in the below table is compared against 2019 as it is the most recent year of full operations due to the pause and resumption of guest cruise operations.

Gross margin per diems and net per diems were computed by dividing the gross margin and adjusted gross margin by PCDs. Gross margin yields and net yields were computed by dividing the gross margin and adjusted gross margin by ALBDs as follows:

	Three Months Ended May 31,			Six Months Ended May 31,
(in millions, except per diems and yields data)	2023	2023 Constant Currency	2019	2023	2023 Constant Currency	2019
Total revenues	$4,911		$4,838	$9,343		$9,511
Less: Cruise and tour operating expenses	(3,457)		(3,159)	(6,768)		(6,301)
Depreciation and amortization	(597)		(542)	(1,179)		(1,059)
Gross margin	856		1,136	1,397		2,151
Less: Tour and other revenues	(35)		(71)	(44)		(99)
Add: Payroll and related	601		566	1,183		1,123
Fuel	489		423	1,024		804
Food	325		269	636		538
Ship and other impairments	—		—	—		—
Other operating	875		803	1,619		1,562
Depreciation and amortization	597		542	1,179		1,059
Adjusted gross margin	$3,708	$3,782	$3,669	$6,992	$7,148	$7,137

PCDs	21.8	21.8	22.8	42.0	42.0	45.1

Gross margin per diems (per PCD)	$39.21		$49.87	$33.26		$47.70
Net per diems (per PCD)	$169.77	$173.15	$161.04	$166.50	$170.21	$158.24

ALBDs	22.3	22.3	21.6	44.3	44.3	42.9

Gross margin yields (per ALBD)	$38.43		$52.50	$31.49		$50.10
Net yields (per ALBD)	$166.38	$169.69	$169.52	$157.67	$161.18	$166.20

(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Data in the below table is compared against 2019 as it is the most recent year of full operations due to the pause and resumption of guest cruise operations.

Cruise costs per ALBD, adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD were computed by dividing cruise costs, adjusted cruise costs and adjusted cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended May 31,			Six Months Ended May 31,
(in millions, except costs per ALBD data)	2023	2023 Constant Currency	2019	2023	2023 Constant Currency	2019
Cruise and tour operating expenses	$3,457		$3,159	$6,768		$6,301
Selling and administrative expenses	736		621	1,448		1,250
Less: Tour and other expenses	(54)		(68)	(77)		(103)
Cruise costs	4,140		3,712	8,139		7,448
Less: Commissions, transportation and other	(619)		(613)	(1,274)		(1,322)
Onboard and other costs	(549)		(485)	(1,033)		(952)
Gains (losses) on ship sales and impairments	45		16	54		14
Restructuring expenses	(15)		—	(15)		—
Other	—		(20)	—		(20)
Adjusted cruise costs	3,002	3,045	2,610	5,871	5,968	5,168
Less: Fuel	(489)	(489)	(423)	(1,024)	(1,024)	(804)
Adjusted cruise costs excluding fuel	$2,513	$2,557	$2,187	$4,847	$4,944	$4,364

ALBDs	22.3	22.3	21.6	44.3	44.3	42.9

Cruise costs per ALBD	$185.74		$171.51	$183.51		$173.44
% increase (decrease) vs 2019	8.3%			5.8%
Adjusted cruise costs per ALBD	$134.69	$136.64	$120.60	$132.37	$134.56	$120.34
% increase (decrease) vs 2019	12%	13%		10%	12%
Adjusted cruise costs excluding fuel per ALBD	$112.76	$114.71	$101.05	$109.29	$111.48	$101.63
% increase (decrease) vs 2019	12%	14%		7.5%	10%

(See Non-GAAP Financial Measures)

Non-GAAP Financial Measures

We use non-GAAP financial measures and they are provided along with their most comparative U.S. GAAP financial measure:

Non-GAAP Measure	U.S. GAAP Measure	Use Non-GAAP Measure to Assess
•Adjusted net income (loss) and adjusted EBITDA	•Net income (loss)	•Company Performance
•Adjusted earnings per share	•Earnings per share	•Company Performance
•Adjusted free cash flow	•Cash from (used in) operations	•Impact on Liquidity Level
•Net per diems	•Gross margin per diems	•Cruise Segments Performance
•Net yields	•Gross margin yields	•Cruise Segments Performance
•Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD	•Gross cruise costs per ALBD	•Cruise Segments Performance
•Adjusted return on invested capital (“ROIC”)	—	•Company Performance

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Adjusted net income (loss) and adjusted earnings per share provide additional information to us and investors about our future earnings performance by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance. We believe that gains and losses on ship sales, impairment charges, gains and losses on debt extinguishments, restructuring costs and certain other gains and losses are not part of our core operating business and are not an indication of our future earnings performance.

Adjusted EBITDA provides additional information to us and investors about our core operating profitability by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance as well as excluding interest, taxes and depreciation and amortization. In addition, we believe that the presentation of adjusted EBITDA provides additional information to us and investors about our ability to operate our business in compliance with the covenants set forth in our debt agreements. We define adjusted EBITDA as adjusted net income (loss) adjusted for (i) interest, (ii) taxes and (iii) depreciation and amortization. There are material limitations to using adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items that directly affect our net income (loss). These limitations are best addressed by considering the economic effects of the excluded items independently and by considering adjusted EBITDA in conjunction with net income (loss) as calculated in accordance with U.S. GAAP.

Adjusted free cash flow provides additional information to us and investors to assess our ability to repay our debt after making the capital investments required to support ongoing business operations and value creation as well as the impact on the company’s liquidity level. Adjusted free cash flow represents net cash provided by operating activities adjusted for capital expenditures (purchases of property and equipment) and proceeds from export credits that are provided for related capital expenditures. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt.

Net per diems and net yields enable us and investors to measure the performance of our cruise segments on a per PCD and per ALBD basis. We use adjusted gross margin rather than gross margin to calculate net per diems and net yields. We believe that adjusted gross margin is a more meaningful measure in determining net per diems and net yields than gross margin because it reflects the cruise revenues earned net of only our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD enable us and investors to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to us and investors and expanded insight to measure our cost performance. Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD are the measures we use to monitor our ability to control our cruise segments’ costs rather than cruise costs per ALBD. We exclude gains and losses on ship sales, impairment charges, restructuring costs and certain other gains and losses that we believe are not part of our core operating business as well as excluding our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees. We exclude fuel expense to calculate adjusted cruise costs without fuel. The price of fuel, over which we have no control, impacts the comparability of period-to-period cost performance. The adjustment to exclude fuel provides us and investors with supplemental information to understand and assess the company’s non-fuel adjusted cruise cost performance. Substantially all of our adjusted cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

Adjusted ROIC provides additional information to us and investors about our operating performance relative to the capital we have invested in the company. We define adjusted ROIC as the twelve-month adjusted net income (loss) before interest expense and interest income divided by the monthly average of debt plus equity minus construction-in-progress, excess cash, goodwill and intangibles.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted non-GAAP financial measures to the most comparable U.S. GAAP financial measures because preparation of meaningful U.S. GAAP forecasts would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. We are unable to determine the future impact of gains and losses on ship sales, impairment charges, gains and losses on debt extinguishments, restructuring costs and certain other non-core gains and losses.

Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

We report adjusted gross margin, net per diems, adjusted cruise costs excluding fuel and adjusted cruise costs excluding fuel per ALBD on a “constant currency” basis assuming the 2023 periods’ currency exchange rates have remained constant with the 2019 periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Examples:

•The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.